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Exhibit 3

DRD OFFER FOR EMPEROR GOES UNCONDITIONAL

06 July 2004

         363/04-jmd

        Johannesburg, South Africa. Tuesday, 6 July 2004.    Durban Roodepoort Deep Limited, (JSE: DUR; NASDAQ: DROOY; ASX: DRD), today removed all conditions from its offer to acquire all the shares in Emperor Mines Limited (Emperor). The offer is now unconditional.

        Last month DRD increased and made final its offer to Emperor shareholders of 5 DRD shares for every 22 Emperor shares held.

        DRD Chief Executive Officer, Ian Murray, said going unconditional allowed Emperor shareholders who accept the offer to receive their DRD shares within seven days.

        A majority of the independent directors of Emperor's board have recommended that shareholders accept DRD's offer. DRD is presently entitled to 36.5% of the shares in Emperor.

        "We expect the removal of this final condition takes away any uncertainty Emperor shareholders may have regarding our intentions to acquire their shares," Murray said.

        "We remain totally committed to adding value to the Vatukoula Gold Mine in Fiji."

        Last week DRD raised a R100 million loan facility with Investec Bank Limited, with R40 million of the loan earmarked for any possible capital injection that Emperor may need. The injection is partly dependent on the level of acceptances received under the current takeover offer.

        Murray said if DRD obtains majority control of Emperor but not full ownership, it will seek to have Emperor raise funds, possibly through a rights issue.

        The offer remains open until 14 July 2004, unless extended.

        Queries:

  South Africa
  Investor and Media Relations
  Ilja Graulich, Durban Roodepoort Deep, Limited
  +27 11 381 7826 (office)
  +27 83 604 0820 (mobile)

  James Duncan, Russell & Associates
  +27 11 880 3924 (office)
  +27 82 892 8052 (mobile)

  North America
  Investor Relations
  Susan Borinelli, Breakstone & Ruth International
  +1 646-536-7018 (office)
  +1 917-570-8421 (mobile)

  Media Relations
  Jessica Anderson, Breakstone & Ruth International
  +1 646-536-7002 (office)
  +1 347-423-5859 (mobile)

  Australasia
  Investor and Media Relations
  Paul Downie, Porter Novelli
  +61 893 861 233 (office)
  +61 414 947 129 (mobile)

  United Kingdom/Europe
  Investor and Media Relations
  Phil Dexter, St James's Corporate Services
  +44 20 7499 3916 (office)
  +44 779 863 4398 (mobile)

        DRD is the world's 9th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth. The company has a track record of success in extending the lives of older mines safely and profitably. For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1997, when current operations were amalgamated.

        DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses. Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

        For more information, please visit www.drd.co.za or www.durbans.com

U.S. Disclosures

        The DRD shares mentioned in this release and offered in the take-over offer have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

        The offer described in DRD's Bidder's Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidder's Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperor's shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperor's shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRD's Bidder's Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

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  Exhibit 3